Exhibit 99.1

Operator:  Good morning, ladies and gentlemen and thank you for standing by.  Welcome to the Sunstone Hotel Investors Fourth Quarter and Full Year 2018 Earnings call.  At this time, all participants are in a listen-only mode.  Later, we will conduct a question-and-answer session and instructions will be given at that time.  I would like to remind everyone that this conference is being recorded today, February 13, 2019 at 12:00 pm Eastern Time.  I will now turn the presentation over to Aaron Reyes, Vice President of Corporate Finance.  Please go ahead.

Aaron Reyes:  Thank you, Ryan and good morning everyone.  By now, you should have all received a copy of our fourth quarter earnings release and supplemental, which were made available yesterday.  If you do not yet have a copy, you can access them on our website.  Before we begin, I would like to remind everyone that this call contains forward-looking statements that are subject to risks and uncertainties, including those described in our prospectuses, 10-Qs, 10-Ks, and other filings with the SEC, which could cause actual results to differ materially from those projected.  We caution you to consider those factors in evaluating our forward-looking statements.  We also note that this call may contain non-GAAP financial information, including adjusted EBITDA, adjusted FFO, and hotel adjusted EBITDA margins.  We are providing that information as a supplement to information prepared in accordance with Generally Accepted Accounting Principles.

With us on the call today are John Arabia, President and Chief Executive Officer; Bryan Giglia, Chief Financial Officer; and Marc Hoffman, Chief Operating Officer.  After our remarks, we will be available to answer your questions.  With that, I’d like to turn the call over to John.  Please go ahead.

John Arabia:  Thank you, Aaron.  Good morning everybody and thank you for joining us this morning.  I'd like to start off our call today with a recap of a successful 2018, which included a continued transformation of our portfolio as well as better than expected fourth quarter and full year operating results and earnings.  I'll then provide our thoughts on the 2019 operating environment, an update on the transaction market and our thoughts on deploying the significant capacity we have built.  Afterwards, Bryan will recap our balance sheet strength and provide the specifics of our initial 2019 guidance.

Let's begin with a recap of a successful 2018.  In 2018, we continued to concentrate our portfolio into the ownership of long-term relevant real estate.  While we were disappointed that we did not complete a hotel acquisition in 2018, we materially improved our portfolio through the sale of six primarily suburban, non-core assets, as well as the acquisition of a ground lease and other lease spaces at two of our existing hotels.  We sold the six hotels, including the sale of the Marriott Tysons Corner in December, for a combined $353 million at a blended trailing cap rate of 8.4%.  This blended cap rate on the asset sold is not too dissimilar to the approximately 8% implied cap rate of our portfolio when we finished the year.  That said, we viewed these six hotels, which included one short-term ground lease, to be some of the lowest quality assets within our portfolio and off strategy in terms of their long-term relevance and economic earnings growth potential.  While RevPAR comparisons don't always tell the full picture, it is worthwhile to note that the combined prior year RevPAR and EBITDA per key at these six hotels were approximately 44% lower and 50% lower, respectively, than the remaining in-place portfolio.  These transactions

Sunstone Hotel Investors, Inc. - Fourth Quarter 2018 Conference Call

bring our total dispositions to approximately $1.1 billion since we began our strategic disposition program and those sales were completed at a strong trailing EBITDA multiple of approximately 15 times.  These sales not only leave us with a higher quality portfolio with stronger long-term earnings prospects, but they've also provided us with significant financial flexibility and optionality, which we will discuss in greater detail in a moment.

In addition to these assets dispositions, we completed two relatively small, but important, real estate investments during 2018.  The first was the acquisition of the leased fee interest in the land underlying our JW Marriott New Orleans.  With ownership of both the fee and the leasehold, we now own 100% of the asset and its economics into perpetuity.  The second transaction was the acquisition of the exclusive perpetual rights to a small portion of the Renaissance Washington, D. C. meeting space and fitness center that were previously leased.  Both of these acquisitions reduced our annualized ground lease payments by approximately $1.9 million, but more importantly, improved the lasting value of both of these hotels.  I am very pleased to report that the percentage of hotel EBITDA from hotels subject to a ground or air rights lease is now approximately 18% compared to roughly 50% several years ago.

Similarly, we continue to make proactive investments within our portfolio that are expected to generate earnings growth in 2019 and beyond.  In 2018, we completed over $150 million of capital improvements throughout our portfolio, with the details of many of these projects highlighted in previous quarters.  The most meaningful improvements occurred at the Marriott Boston Long Wharf, whose renovation included a full redesign of the guestrooms and creation of a larger bi-level M Club, a lobby refresh and the addition of three new keys, as well as the JW New Orleans whose renovation also included full redesign of the guestrooms as well as enlarging many of the bathrooms and converting a majority of the bathtubs to showers.  Other rooms renovations on smaller and more routine scale included the Renaissance LAX and the concierge level and suites at the Hyatt Regency San Francisco, both completed in the first half of 2018.  Another early 2018 project was the conversion of 8,000 square feet of vacant retail space into meeting space at Boston Park Plaza, which has ramped up nicely and has been a key selling point since opening.  In Orlando, our new 46,000 square foot state-of-the-art meeting space opened in January of 2019 and absolutely looks fantastic.  The new space has already hosted several groups and the feedback so far has been incredible, resulting in immediate rebooking of the same business in future years.  Furthermore, we invested over $4 million in a variety of environmental and sustainability projects during 2018, including lighting retrofits, installing variable frequency mechanical equipment and smart sensors to reduce overall energy consumption and our largest project, converting steam boilers in Baltimore to natural gas.  These projects not only produce attractive returns, but also reduce the environmental impact of our properties.  We will continue these important investments into 2019 and beyond, with several solar projects on the horizon.

We're also pleased with our operating results and earnings for both the fourth quarter and full year 2018, despite heavier than normal renovation disruption earlier in the year.  RevPAR and comparable property level revenues for our 21 hotels both increased 5.6% in the fourth quarter, bringing our full year RevPAR and comparable property level revenue growth to 2.8% and 3.7%, respectively.  Both the fourth quarter and full year revenue results exceeded our expectations and were driven by respectable room rate growth in both group and transient segments of demand as well as very strong growth, in food & beverage revenue and other property level income.  Comparable hotel EBITDA growth increased by 7% in the fourth quarter and by 2% for the full year.  Hotel profits were negatively impacted by cost pressures in wages, benefits, and property taxes.

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Nevertheless, comparable hotel level EBITDA exceeded our expectations for both the fourth quarter and full year, resulting in adjusted EBITDA and adjusted FFO per diluted share that exceeded the high end of our most recent guidance.

As is normally the case, there was a mix of both positive and negative operating trends in 2018.  In general, operating results proved to be weaker than expected at our hotels in Washington, D. C., Boston, and Los Angeles, and the magnitude of wage growth in most hotels was higher than anticipated, as we made proactive and meaningful wage adjustments at most of our hotels in 2018.  That said, our hotels in Chicago, New York, San Francisco and Wailea surprised us to the upside as did food & beverage income, which increased nearly 5% over 2017 and other property level revenues, which increased nearly 8%.  While not everything went our way, we're very pleased with the overall accomplishments and operating performance in 2018.

So, let's talk a bit about our expectations for 2019.  While there is likely a wide range of potential outcomes, it appears that the most likely outcome for the operating environment is more or less the same as we have recently witnessed.  That is, our baseline assumption is modest growth in portfolio RevPAR and total hotel revenues with continued cost pressures, primarily in wages and in benefits that will make it difficult to maintain hotel EBITDA margins without creating problems with guests, associates or with a physical plant down the road.  As we have discussed on recent earnings calls, we expect Boston, Chicago, Washington, D. C. and Portland to face notable headwinds, specifically difficult citywide calendars and/or the addition of new supply, while we expect our hotels in San Francisco, Wailea, Key West and Orlando to post respectable growth.  It should also be noted that our recently completed renovations and additions at the Marriott Boston Long Wharf, the JW New Orleans and the Renaissance Orlando should result in RevPAR growth levels meaningfully in excess of market growth rates.  At the end of December, our 2019 group pace for the entire portfolio was up nearly 1%, and we have roughly 76% of our group rooms already on the books.

The midpoint of our guidance calls for RevPAR growth of 1.5%, EBITDA margin contraction of roughly 50 basis points, and comparable hotel EBITDA to remain generally flat to last year.  If operation surprises to the upside, like they did last year, we could very well exceed both the topline and margin expectations.  Bryan will provide more details on our 2019 guidance in just a moment.

So, let's talk a bit about the current investment environment.  During 2018, we actively underwrote several billion dollars of single asset and portfolio investments.  We bid on several of these potential investments, but in the end, we're not willing to pay the prices needed to win several transactions.  Pricing expectations for high quality assets that fit our strategy have increased in the past year and translate into cap rates after property tax resets below 5% in most cases and in many cases, cap rates in the mid-3% to mid-4% range.  Pricing expectations by sellers have recently corresponded to values per key that in some instances are approaching or exceeding replacement cost.  While acquiring hotels at such pricing with cash on hand would obviously be accretive to near-term FFO per share and likely applauded by some in the investment community, we have found pricing to be difficult to justify.  That is, we do not believe that paying such a low cap rate on many of these opportunities, particularly on stabilized assets, would result in any level of growth in our NAV per share over time. In fact, the opposite may eventually be true.  As a result, we have not bought a hotel recently despite a significant level of underwriting activity and a fortress balance sheet in which to fund such investments.

Looking forward, we continue to expect to underwrite new investments and remain hopeful that we will find the right investments that will add to our shareholder value over time, while at the same time, we expect to methodically dispose of a

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handful of remaining hotels that do not fit our strategy, if we can get reasonable prices.  In the end, we believe our patience will be rewarded.

With that, I'll turn the call over to Bryan.  Bryan, please go ahead.

Bryan Giglia:  Thank you, John and good morning everyone.  We ended 2018 with significant financial liquidity, including more than $680 million of total adjusted unrestricted cash and a recently amended and undrawn $500 million revolving credit facility.  As of the end of the fourth quarter, we had approximately $1.2 billion of consolidated debt and preferred securities outstanding, and our current in-place debt had a weighted average term to maturity of approximately 5.1 years and a weighted average interest rate of 4.2%.  Our variable rate debt as a percentage of total debt stands at 22% and 43% of our debt is unsecured.  We have 16 unencumbered hotels that collectively generated $225 million of EBITDA during 2018 and nearly 67% of our EBITDA is unencumbered.

Now, turning to first quarter and full year 2019 guidance.  A full reconciliation can be found in our supplemental and in our earnings release.  For the first quarter, driven by 2018 displacement comparison and a very strong San Francisco market, we expect total portfolio RevPAR to grow between 2.5% and 4.5%.  We expect first quarter adjusted EBITDA to be between $59 million and $62 million and adjusted FFO per diluted share to be between $0.18 and $0.20.  For the full year, we expect our total portfolio RevPAR growth to range from flat to positive 3%.  Our full year 2019 adjusted EBITDA guidance ranges from $300 million to $324 million and our full year adjusted FFO per diluted share ranges from $1.01 to $1.11.  Our outlook for 2019 includes approximately $4 million to $5 million of total revenue displacement and approximately $3 million to $4 million of EBITDA displacement related to our planned 2019 capital investment projects.  On a year-over-year basis, we expect 2019 EBITDA displacement to be approximately $3 million to $4 million less than what we realized in 2018.  Finally, this guidance reflects our existing 21-hotel portfolio and does not assume any additional hotel dispositions, nor does it reflect the incremental future earnings potential that would result from the deployment of our meaningful cash balance.

Now, turning to our dividends.  Our board of directors has declared a $0.05 per common share dividend for the first quarter.  Consistent with our practice in prior years, we expect to continue to pay a regular quarterly cash dividend of $0.05 per share of common stock throughout 2019.  To the extent that the regular quarterly common dividends do not satisfy our annual distribution requirements for 2019, we would expect to pay a catch-up dividend that would generally be equal to our remaining taxable income.  Our total cash dividend for 2018, including our fourth quarter catch-up dividend, equates to an annual dividend yield of approximately 4.8%.  In addition to common dividends, our board has also approved the routine quarterly distributions for both outstanding series of our preferred securities.

With that, I'd like to now open the call to questions.  Ryan, please go ahead.

Operator:  Thank you.  If you would like to ask an audio question, please signal by pressing star 1 on your telephone keypad.  If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Again, press star 1 to ask an audio question.  We will pause for just a moment to allow everyone an opportunity to signal for questions.  Okay.  We will take our first question from Jeff Donnelly with Wells Fargo.  Please go ahead.

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Jeff Donnelly:  Good morning out there guys.  Maybe a first question for you, Bryan.  Can you give us maybe some more specificity around some of the underlying assumptions that you made in your 2019 budget?  Like, specifically maybe what you guys are assuming for growth in your payroll costs or maybe some assumptions that you're making in some of the, I guess I'll say, the hotter markets like Hawaii and San Francisco for RevPAR growth?

Bryan Giglia:  Sure.  Good morning Jeff.  Starting on the top line and looking throughout the year, Q1 is expected to be the strongest.  That is driven off of the comp from the 2018 displacement which was heavy in Long Wharf and then also San Francisco will have its strongest quarter in Q1 and that's really driving the stronger growth for that quarter.  When we look at expenses across the board, looking at the departmental expenses, salary and wages we expect to be up in the 3% to 5% range, benefits a little north of that.  We do think that group commissions will start to flatten or even come down a little bit this year and transient commissions should be kind of flat to up a few percent in line with revenue growth.  When we look at some of the other fixed costs, typically what you see around this time are the real estate taxes tend to flatten a little bit as you get later in the cycle.  As we saw last year, and our expectations for this year, we're taking a pretty conservative approach to that, expecting to have more pressure on real estate taxes as municipalities look for additional revenues.  On the ground rents, with the acquisition of the space in D. C. last year and the ground under the JW, we don't expect to see growth there, we actually expect to see it decline a little bit.  And then on the insurance front, even though we didn't have any CAT claims last year, just looking at the impact over the last couple of years, our expectation is that that expense will grow more than an inflationary amount.  I think the prior year we were up around 10%, we'll probably see that same growth in 2019.

Jeff Donnelly:  That's really, really helpful.  Thank you.  And I guess, on San Francisco, can you guys talk about how that market has been performing versus your expectation in the first month or two of the year or month of the year, I should say?

John Arabia:  Yes, Jeff, as Bryan said, the first quarter of the year is particularly strong with a couple of groups in-house.  We didn't anticipate that the overall year for 2019 is actually going to be very strong.  So, probably one of our stronger markets this year.

Jeff Donnelly:  And just last question for you, John.  I guess, as you sit here today, I mean, how do you rank your major demand segments for 2019, group, leisure, corporate transient?

It sounds like from your remarks that your group segment might actually be, I guess, a laggard relative to your RevPAR guidance, if I heard that right.  But, I'd like your thoughts.

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John Arabia:  Yes, they're all about the same.  I mean, group so far in the overall portfolio is up about 1% in pace.  Keep in mind, Jeff, there is a couple of markets out there that we've actually taken down our group business.  For example, one of our very key resorts, we're taking on what we think is the right strategy from a pricing standpoint because a couple of our competitors will be under renovation.  We are taking on a greater transient strategy this year, which we think is very important.  So, there’s always a little bit of noise there, but overall, it's just kind of some of the same trends that we've seen that overall pricing in group, transient and leisure are all pretty good.

Jeff Donnelly:  Okay, great.  Thanks guys.

John Arabia:  Thanks Jeff.

Operator:  Thank you.  We will take our next question from Shaun Kelley with Bank of America.  Please go ahead.

Shaun Kelley:  Hi, good morning everyone.  John, in the prepared remarks you mentioned a sense about proactive and meaningful wage adjustments you made in 2018.  And, you know, I think we're all aware of some of the just broader headline cost pressures, but I was wondering if you could just elaborate on that a little bit.  Specifically, kind of what did you see?  Was it market specific?  Was it minimum wage driven?  I mean, we know you're not usually an employer there but, you know, was it pressure from lower-end employers pushing up through the kind of the food chain or what exactly did you see throughout the year?

John Arabia:  I’d say it's fairly broad-based and I would think it's very typical of where we generally sit in the cycle with unemployment at the levels that it is.  Particularly,  we saw in certain markets where there was incremental hotel supply or just cost of living was increasing, in order to retain and motivate quality people and to deliver the service levels we're looking for, the right thing to do was to make, in some cases, a couple of proactive wage adjustments last year.  I think we're ahead of the curve on that a little bit.  We'll see, I would anticipate some of the same trends going into 2019 with the labor market the way it is.  It's the right thing to do.  But we saw it was fairly broad-based and throughout the team members, meaning from entry level all the way up through management, I would say it was pretty broad based.

Shaun Kelley:  Got it.  And just any quantification you provide is just directionally on, I guess, purely your wage-related or wage and benefits line?  How much that was up in 2018 over 2017?  Was that materially higher than what you saw in, let's call it, in 2017 over 2016?

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John Arabia:  Shaun, I think it was up about 4% to 5% in 2018.

Bryan Giglia:  Yes, which was considerably more than it was in 2017 and part of that were some of the wage adjustments that John talked about.  Additionally, the benefits have continued to increase pretty materially in the probably kind of 4% to 6% range over the last several years.

John Arabia:  Shaun, I think it's important to note that we work with our operators in a very specific way trying to do the right things, trying to retain the best employees.  There’s other folks that we've seen out there that, I think, will take a more draconian view and try and squeeze every last penny out of their hotels.  We don't think that that's a right long-term winning strategy.  And so, you know, our asset management team working with our operators made several of those adjustments over the past year and we'll anticipate more.  We think it's the right thing to do, the fair thing to do, but we also think it's the right business decision long-term for our assets.

Shaun Kelley:  Great.  Last question from me just maybe switching gears a little bit would be on, obviously you still have some Marriott exposure.  You know, Marriott had a few different kind of headline issues, you know, between the third and fourth quarters, in particular around the data breach and what's going on with sort of the Expedia negotiation and then, of course, some of the transition and integration around the Starwood merger.  You know, just curious on your own experience there, anything that was a notable drag or call out, how you've been working with them, sort of, et cetera, or how did they perform for you in the fourth quarter?

John Arabia:  Overall, taking out some of the market-specific factors, which are always going to be the case and should be excluded, our relationship with Marriott is strong.  We didn't have any of the material integration issues that I think some have talked about as we did not have legacy Starwood assets coming over into the Marriott systems.  Our relationship is one where we work with them on things that we need to work on, but other than that, nothing for Sunstone to call out that I would mark as negative in terms of recent results.

Shaun Kelley:  Helpful.  Thank you very much.

John Arabia:  Thanks Shaun.

Operator:  Thank you.  We will take our next question from Anthony Powell with Barclays.  Please go ahead.

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Anthony Powell:  Hi, good morning guys.  You mentioned that pricing had gone up throughout the year in terms of transactions that you’re looking at.  Did that change at all over the past couple of months, say, starting in December when you started to see the overall market volatility?

John Arabia:  No, it really hasn't.  The private markets, the transaction markets don't move as quickly as the public markets as you would expect.  And so what we've seen, and it's not like we have a robust number of data points, Anthony, on that, that they're coming in every month or every week, but in general, I would say its pricing expectations, and I want to clarify, pricing expectations versus pricing on closed transactions, but those pricing expectations for several assets have been, in our view, pretty robust.

Anthony Powell:  Got it.  Thanks.  And I think several of your peers have gone into the buyback market in recent months.  I know you have something in place but haven't used it yet.  What's your kind of view on buybacks for this part of the cycle?

John Arabia:  Buybacks we think will be an important capital allocation tool over time.  We have a sizable authorization in place.  We clearly have a significant amount of capacity.  It's something that we as a management team and a board speak about robustly and regularly.  I do think it's a capital allocation tool, I don't view it as a signaling tool.  So, at the right time, I think you will see that as one of the strategies we employ from a capital allocation perspective.

Anthony Powell:  All right, thanks.  One more on the non-core asset sales.  You said that there are a handful left.  Could you maybe drill the number down into just maybe not exact number, but is it one, two, three, four?  And would those be sold this year or is that something that you want to look to do over the next couple of years?

John Arabia:  No, that's something still under evaluation.  I think it's a small number of hotels that we will continue to evaluate, but we have not made any strategic decisions on any one of those.  Again, we don't need the capital, but eventually we'd like to continue to advance our overall stated objectives.  So just like we said in this past year and selling some of those assets, they’re relatively small in terms of total dollars, particularly when you compare some of the assets to the larger long-term relevant assets within our portfolio that are worth hundreds of millions of dollars each.  So, I'd say it's relatively small.

Anthony Powell:  All right.  Thank you.  Good quarter.

John Arabia:  Thank you.

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Operator:  Thank you.  We will take our next question from Chris Woronka with Deutsche Bank.  Please go ahead.

Chris Woronka:  Hi. Good morning guys.  I guess, you came in about half a point, in terms of full year 2018, you came in about half a point above the high end of your full year guidance initially.  What do you think kind of drove that?  Was it conservatism or Wailea or group strength or something else?

Bryan Giglia:  Hi Chris, you know, first of all, with guidance, I think what we always do is we want to provide guidance that we believe, based on the information we have at that time, is achievable.  And we want to balance the degree of conservatism in providing reasonable, achievable guidance.  When you look at the initial guidance for 2018, there were some negative RevPAR hotels that were sold throughout the year, so that moved the number up.  And I think if you look at where we said our, adjusted for those sales as of last quarter, where we're going to end, we came in just inside of the high end of that RevPAR guidance.  So, part of beating the initial guidance is just a function of the asset sales and those being lower RevPAR and lower RevPAR growth or negative growth assets.

Chris Woronka:  Okay, fair enough.  And then I want to ask about the kind of the non-room revenues.  That's been a big source of strength for you guys and some of your peers.  And, you know, can that same pace continue this year?  And what, you know, can you give us a little bit more granularity on is it F&B, is it fees?  Is it something else?

Marc Hoffman:  Hi Chris, it's Marc.  We had a good strong quarter and the year in food and beverage contribution.  Again, as we get later in the cycle, the food and beverage contribution will stabilize.  And then we've had good success with capturing our fees, as we've continued our growth and ramp-up with fees in our group hotels with Marriott and in Wailea.

Chris Woronka:  Okay, great.  And then just going back to the transaction market, I totally understand the commentary about the pricing.  Is there, you know, do you think there are any opportunities where you guys can take a different view on a market or a specific asset where you can underwrite much stronger growth or some kind of repositioning or have those kind of also dried up recently?

John Arabia:  Chris, it's John.  We would take on some type of repositioning even if it's viewed as late in the cycle.  Particularly, one would think, by the time we actually get around to doing all the planning and executing on it, it could be actually a great time to do a deeper renovation.  That doesn't scare us away if we believe that the long-term value creation elements are in place.  So far, those have been a little bit difficult to secure and we have bid on a couple of those, but it's not the only thing we've bid on as well.

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Chris Woronka:  Okay, very good.  Thanks guys.

John Arabia:  Thank you.

Operator:  Thank you.  We will take our next question from Bill Crow with Raymond James.  Please go ahead.

Bill Crow:  Hey, good morning.  John, Bryan appreciate the time.  Couple of questions.  John, how are you thinking about G&A as you continue to shrink the company?

John Arabia:  You know, it's something to be mindful of, but, honestly, in where I think the company is going over the long-term, maintaining not only the right financial capital, but the right human capital is very important.  And if the markets work out the way I think they might over the next several years, I want to clearly keep a robust team with our capabilities in place that have the capabilities to enact our strategy with numerous different tactics.  So, I think it’s fine.

Bill Crow:  Okay.  And then if I think about your dispositions to date, it really started, I think in earnest with the terrific sale of the New York hotel.  And I'm just curious, it seems like, and that was a while ago now, it seems like it would have been easier to put the money out then than certainly it is today given your comments on where cap rates have gone.  Is that fair?  And if so was there kind of a window there that maybe some should’ve gotten done, but didn't get done?

John Arabia:  You know, looking back, sure there are always assets that we pushed hard for that didn't swing our way or that others ended up in others' hands for various sets of reasons, sometimes not always financial.  I think that might be fair, Bill.  If I look back, there might be an asset or two that I kind of wished that we now owned.  But that is what it is, you have to make those decisions along the way.  But I would agree with you that pricing expectations, in our view, have only become more robust despite the fact that, at least we believe, we're later in the cycle and factually, several of those same assets have only produced more and more NOI on the bottom line.  So, that's the part that, in our view, is the real dilemma.

Bill Crow:  Okay, that's it for me. I appreciate it.

John Arabia:  Thank you, sir.

Operator:  Thank you.  We will take our next question from Michael Bellisario with Baird.  Please go ahead.

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Michael Bellisario:  Good morning guys.  I wanted to dig a little bit deeper just on that buyback topic, maybe drill down.  Can you help us reconcile, I know, you mentioned an 8% implied cap rate on your stock at the end of the year, kind of help us bridge that number to the 3.5%, 4.5%, 5% cap rate deals that you were evaluating and kind of really help us think about the delta there and maybe where we might be missing the value within your portfolio versus the 8% cap you quoted and not pulling the trigger on the buyback side?

John Arabia:  Great question, Michael.  A couple of thoughts.  First, those are pricing with the cap rates that I've mentioned are pricing expectations on assets that have come out over the last several months kind of in the mid-4-ish after property tax resets.  Some lower than that, some a little bit higher than that.  Several of those have not closed, so we will see where the actual pricing comes in.  Two, I would say that not every single property within our portfolio would we have such levels of expectations or whether or not those levels are justified.  But I think where you're going and the reason I put that in the prepared remarks was, there was a time when right when we sold the Marriott Tysons Corner, a fine hotel, we sold that at an 8. 2% cap rate on trailing in December.  I think right around that same week when our shares were weaker than they are today, we were trading at roughly an 8.2% cap, which is, at least if nothing else, intellectually interesting, considering we view that hotel as, and the other five that we sold last year, to be in the bottom seven or eight of our total portfolio.  When we take a look at the assets that are completely on strategy, those are several hundred basis points lower if we were to transact on them.  So, what does that all mean?  I think that there is a disconnect between public and private market pricing.  I think it's also at least intellectually stimulating to say how will that eventually break.  Such a wide discrepancy between public and private market pricing doesn't last forever and both markets cannot be right.  So, what I like about where we currently sit is we have a lot of optionality, we don't need to access the equity markets, we have a considerable amount of financial strength and human strength, human capital and we are actively underwriting.  But at the same time, we're going to be patient to make sure that we're not just moving for the sake of motion's sake, but we eventually create value with that optionality that we have built up.  And, I think where you're going with your question or to build on the question before, share repurchase is very much on the table.

Michael Bellisario:  That's helpful.  And then just on the deals that you did underwrite, call it, 4.5% cap kind of deals, what do you think those unlevered deals are pricing to?  And have you missed deals by a wider margin more recently than you were in the middle of the year?  Has that changed at all?

John Arabia:  Not too many data points to be so specific about it.  I can tell you what we think at that pricing the unlevered returns are,  but, you have to keep in mind that we anticipate or we at least underwrite downturns in our underwriting.  Now, maybe that's going to be the biggest hurdle for us putting money to work in the short-term, but I think it's a fair discipline unless you believe that we are, you know, that this is going to be some 20-year cycle.  So, my guess is if you're starting out at that point, it's difficult to underwrite cap rate compression at the end of your whole period.  But even if you assume some level

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of growth, long-term growth, even at inflation, which, I think, for some assets is difficult, you're probably talking about unlevered return expectations maybe 6%, 5.5%, which would probably be the lowest I've ever seen in my career.

Michael Bellisario:  And then relative to that, you guys would go down or flex as far as 7.5%, 8%?  What's kind of your threshold there?

John Arabia:  It's hard to tell, but I think that somewhere in the eights range is probably, if we triangulated what IRRs or unlevered IRRs were for real estate and add a premium to that for hospitality, we're probably somewhere in there, although that's arguable.

Michael Bellisario:  That's helpful.  Thank you.

John Arabia:  Thank you.

Operator:  Okay.  We will take our next question from Smedes Rose with Citi.  Please go ahead.

Smedes Rose:  Hi, thanks.  John, I just wanted to ask you a little bit on the language around your guidance where you mentioned no residual impact from the government shutdown.  Does that mean you have seen impact and it's already factored into your first quarter outlook or you haven't seen anything and you're not expecting to see anything?

John Arabia:  You know, during and in some residual impact of government shutdown, we saw several hundred thousand dollars of total revenue.  It wasn't only in D. C., we saw it in San Diego, we saw it in San Francisco with a couple of small group cancellations or wider attrition.  But it was several hundred thousand dollars of revenue, which we have in our first quarter guidance already.  So, I think we have said something to the effect of residual or new impact.  Our only fear was if there is a material government shutdown for a long period of time, then obviously that would provide an extra weight on our operations that weren't considered within our guidance.

Smedes Rose:  Okay.  Thank you for the clarification.  I also wanted to ask you on the San Diego Hilton numbers there, at least relative to our expectations were significantly better on the RevPAR side.  Is that more just related to the timing of maybe group business for the year or is there something going on at that property that's just putting it on a sustainably higher growth trajectory?

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Marc Hoffman:  It was all related to a very strong group base for Q4.

Smedes Rose:  Great.  Okay.  Thank you.

John Arabia:  Thanks Smedes.

Operator:  Thank you.  We will take our next question from Stephen Grambling with Goldman Sachs.  Please go ahead.

Stephen Grambling:  Hi.  Thanks.  I guess, just a follow-up on some of the earlier questions on the transaction environment.  I guess when you see the 3% to 4% cap rates, are those generally being completed by a very consistent type of buyer or has that evolved?  And are the assets typically at, for whatever reason you think abnormally low margins or have some sort of hiccup or are these actually relatively healthy growing assets?

John Arabia:  Very high quality and by the way, not assets that have closed yet but assets that are in the market with pricing expectations.  And so we will see where those assets or others could potentially be coming to market, see where those pricing expectations are and then see who the buyers are, if they transact at those levels.  But generally very high quality, completely on strategy assets for us.

Stephen Grambling:  Great.  And then would you say anything in the environment has changed your thinking around the decision to flag as a brand versus independent as you think over a longer timeframe?  Thanks.

John Arabia:  Any specific asset or in general?

Stephen Grambling:  Yes, I realize that there can be differences on a market-by-market basis, but if we think more broadly, are there trends that you're seeing where you'd say, in general, it's becoming more attractive to be independent versus brand?

John Arabia:  Not necessarily.  I think it really depends on the asset and the market.  And then will also depend on the operating partner, which will be an important element of that.  The good news is I think we have the optionality to do both well.  We have a couple of independent hotels.  I wouldn't be surprised over time if we add more.  But there are certain hotels

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in certain markets that really benefit from a flag and, quite honestly, sometimes benefit from being managed by Marriott, Hilton or Hyatt.  So, it really just depends.  In some respects, we're a little agnostic, but it depends.

Stephen Grambling:  Fair enough.  I guess, maybe trying to dig in a little bit more, on the distribution side, have you seen distribution costs when you're looking at your branded versus independent hotels narrow?

John Arabia:  Well, yes, distribution costs so far we have seen, I'll turn it over to Marc in a second, but overall distribution costs in some of our branded hotels have clearly benefited.  And I've said this on other calls, but I want to thank in particular Marriott and Hilton for leading that charge and showing great leadership in our industry in fixing what I've referred to in the past as one of our greatest self-inflicted wounds.

Marc Hoffman:  Yes, I mean, obviously, the biggest move is the group distribution, flattening the three major brands to 7%, and while there was a little bit of noise throughout 2018 as they went at different times we feel that as we move into 2019 and beyond, we will continue to see meaningful declines in those costs.  We continue to see transient commissions rise, but, again, the Marriott and Hilton work and particularly as we've seen with negotiations with Expedia coming more down the pipe, we think that hopefully those will slow in their growth more than anything else.

Stephen Grambling:  Great.  Thanks so much.

Operator:  Thank you.  We will take our next question from David Katz with Jefferies.  Please go ahead.

David Katz:  Hi, afternoon everyone or good morning.  Thanks for all the detail and the information.  What I wanted to ask about is looking at the valuation range of the publicly traded population, periodically the discussion of M&A comes up.  How would you feel about the arguments that given valuation, given balance sheet and given core strengths, you might be well positioned as an acquirer under the current circumstances?

John Arabia:  I do think we have certain advantages.  I think we have been involved in discussions over the past many years in terms of M&A.  I think given the quality of our portfolio, people see the benefits, they like the strategy.  Our balance sheet obviously provides some benefit.  The way we look at this is first and foremost it has to fit our strategic objectives, then it has to meet our financial objectives.  Getting bigger just to get big, in my opinion, and I think there is a lot of research on this, does nothing for you or very little for you.  So, I would anticipate that over time there could be those conversations, but we are looking for something very specific in our strategy and we will stay disciplined to that.

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David Katz:  Got it.  Okay.  Thanks for taking my question.  I appreciate it.

John Arabia:  Thanks David.

Operator:  Thank you.  We will take our next question from Patrick Scholes with SunTrust.  Please go ahead.

Patrick Scholes:  Hi, good morning, good afternoon.  With you folks looking at 3% to 5% labor cost this year and 5% benefit growth, where does that put your RevPAR breakeven as far as it relates to margins this year and how does that compare to what you were at last year?  Thank you.

Bryan Giglia:  Patrick, you know, it's obviously going to depend on the composition of the RevPAR growth.  Where we are cyclically, it's primarily coming from rates and then you're going to have a different answer market-by-market depending on the labor cost structure of the specific market.  Taking all that and coming up with a guideline for our portfolio, it's going to be somewhere this year where we are later in the cycle, where there are these cost pressures on various fronts, you're looking at 3% to 4% RevPAR growth to maintain those margins, 4% in the more expensive markets and 3% in the easier labor markets.

Patrick Scholes:  Okay, that's it.  Thank you.

John Arabia:  Thank you, Patrick.

Bryan Giglia:  Thank you.

Operator:  Thank you.  We will take our final question from Rich Hightower with Evercore ISI.  Please go ahead.

Rich Hightower:  Hi, good morning guys.  Thanks for taking the question here.  So, I guess really quickly on the guidance.  Given the strength that you are forecasting for the first quarter relative to the full year, can you help us understand just the cadence across the remaining quarters?

Bryan Giglia:  Hi Rich.  There’s not a lot of variability over the remaining quarters.  Q1 is definitely impacted and benefiting from the displacement last year and then San Francisco, which as we get into more of our peers earnings, my guess is you will

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hear the same is that San Francisco will be the strongest in Q1 and so Boston for us in Q1 is also strong.  As you look past Q1, then maybe Q3 is probably slightly higher than the other quarters, but it's pretty uniform across the board.

Rich Hightower:  Okay, that is helpful.  And then maybe, I don't know if this is going to be possible or given that it's a small number of hotels to really get a meaningful answer here, but when I think about RevPAR and margin guidance maybe independently of the renovation tailwinds that you are expecting this year, which obviously they're going to be sort of chunky relative to the portfolio, are you able to kind of strip those out and give us what an adjusted same-store number might be kind of all else equal, if that's even possible?

John Arabia:  I think we can get you close, Rich.  Hold on one second.

Rich Hightower:  Okay.

John Arabia:  Keep in mind, Rich, as we're looking for some of that information, keep in mind that the renovation disruption year-over-year is actually going to decline.  We were pretty heavy, particularly in renovation disruption in the first half of 2018, which is also helping our year-over-year growth rates in 2019 in the first quarter and first half.  So, there is a little bit of a bump and we're just seeing if we got that.

Rich Hightower:  Yes, that's exactly what I was getting at, the tailwind, not a headwind.  Thanks for that.

John Arabia:  It's going to help.  It's going to help to the tune of, I think we're down in total revenues $4 million to $5 million of total revenue displacement and then in the bottom-line, it's kind of, I don't know, I think we're to the benefit this year maybe $3.5 million less in EBITDA disruption.  So, that's a bit of help.

Bryan Giglia:  When you look over the year-over-year the 2018 displacements, the 2019 displacements, we're picking up about 20 to 30 basis points of margin benefit.

Rich Hightower:  Got it.  All right.    Thank you guys.

John Arabia:  Thank you, sir.

Operator:  Thank you.  We’ll take our next question from Lukas Hartwich with Green Street Advisors.  Please go ahead.

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Lukas Hartwich:  Thanks.  Hi guys.

John Arabia:  Hi, Lukas.

Lukas Hartwich:  Hi.  In terms of your larger renovations, can you provide more color on how the returns are tracking versus your expectations?

John Arabia:  So far, they've been anywhere from very good to outstanding.  Wailea has just been a knockout, particularly versus our underwriting expectations.  We invested a little bit more than we originally thought because we saw the opportunity with the property.  And that asset, particularly with comparable sales in the immediate market, that asset, I don't have a number for you, Lukas,  we give you all the information such as purchase price, incremental investments, earnings, and then you can come up with a rough estimate of what you think the asset is worth.  I would say they've been fantastic.  Not every single one of our renovations has been as good, but I still believe that one of the hallmarks of this company is completing those things with a holistic view at the right time and creating outsized shareholder returns.

Lukas Hartwich:  That's helpful.  I was actually just more curious about the big renovations last year in Orlando and Long Wharf.

John Arabia:  Yes, I know that we had said and we still believe that Orlando is easier to measure because we literally took an empty parking lot and we put in a new 46,000 square feet of space and that one is easier as we anticipated kind of a low teens unlevered IRR on that.  It will take a couple of years to ramp, but from what we've seen thus far, we feel very good about it.  Marc Hoffman and team did just a really outstanding job on that.  Some of the other ones, I think, it's more difficult to specify because, for things like the JW New Orleans and Long Wharf, we were already going to renovate, we needed to renovate.  It was really when we looked at it, it was the incremental cost of instead of doing a kind of a standard Marriott or JW renovation, we went well above and beyond.  Things like moving the M Club to really just a spectacular space at Long Wharf or bumping out the bathroom walls and putting in a very luxurious bath amenity and showers, those types of things, the incremental return we felt comfortable with in terms of being able to achieve greater index or recapturing index over time.  And in those, we thought that they were, although it's a lot more art than science, we thought that we were in the teens as well.

Lukas Hartwich:  That's helpful.  And then you kind of touched on this a little bit already, but hopefully can give a little more color.  How you approach planning for, when you're planning for the intermediate term for your business, I'm just curious how you approach things like the length of the cycle, the timing of a downturn, the severity of a downturn?  Do you run scenario analyses?  How do you think about those sorts of really important questions when you're planning for your business?

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John Arabia:  First of all, nobody knows, right?  All the best modeling in the world and you're still probably going to be off or wrong in terms of the timing, the magnitude, the duration and exactly how it's going to impact your business.  However, this is something that we debate regularly.  In fact, we're debating it on a quarterly basis within our own team.  It's something that we discuss meaningfully with our board, discuss openly with our shareholders.  We run various sensitivities.  And again, Lukas, as I said before, we understand we're going to be off, but just the simple fact that we will be off doesn't mean that we can ignore a potential downturn at some point because ignoring that and assuming that just everything is going to grow from here at some long-term rate, we actually think that's the wrong answer.  So, that's where we are.  I think in some of our conversations on the past quarterly calls we said years and years ago we thought the downturn would be late 2018, early 2019.  In fact, I think our underwriting for Wailea EBITDA in 2018 or 2019 was something like $22 million and I think we did $40-something million last year give or take.  So, again, we will be off,  but as long as we get the bigger picture right, I think we will be well served in our capital allocation strategies.

Lukas Hartwich:  All right.  Thank you.

John Arabia:  Thank you.

Operator:  Thank you.  This now concludes the question and answer session.  I will turn the presentation over to John Arabia.

John Arabia:  Thank you so much.  Appreciate the time and the interest.  We are around if there is any follow-up calls and wish you all a great day and earnings season.  Take care.

Operator:  Thank you.  Ladies and gentlemen, this concludes today's conference.  The call has now concluded.  Please disconnect your lines and have a great day.

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